Aflac Incorporated 2023 Management Incentive Plan

Purposes.
The purposes of the Aflac Incorporated 2023 Management Incentive Plan (the “2023 MIP”) are to reinforce corporate, organizational and business-development goals; to promote the achievement of year-to-year and long-range financial and other business objectives; to directly tie a portion of participants’ compensation to the performance of the Aflac Incorporated (the ”Company”); and to reward the performance of individual officers and other employees in fulfilling their personal responsibilities for long-range achievements.
1.Definitions.
The following terms, as used herein, shall have the following meanings:

(a)“2023 MIP” shall mean the Aflac Incorporated 2023 Management Incentive Plan.
(b)“Administrative Committee” means the committee of senior management employees of the Company appointed by the Compensation Committee and delegated the authority to make certain determinations under the Plan. The Compensation Committee may add, remove or replace members of the Administrative Committee in its discretion. The Compensation Committee may also elect at any time to administer all aspects of the Plan.
(c)“Affiliate” shall mean an affiliate of Parent, as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
(d)“Annual Base Salary” shall mean with respect to any other Participant, unless otherwise determined by the Company, the actual amount of base salary paid to such Participant in respect of any Performance Period.
(e)“Award” shall mean a non-equity incentive compensation award, granted pursuant to the 2023 MIP, which is contingent upon the attainment of Performance Goals with respect to a Performance Period.
(f)“Award Agreement” shall mean any written agreement, contract, or other instrument or document between Parent and a Participant evidencing an Award.
(g)“Board” shall mean the Board of Directors of Parent.
(h)“Cause” shall mean:
(i)Unrelated to a Change in Control. Except during the 24-month period beginning on a Change in Control, that the Compensation Committee, in its sole discretion, has determined that one of following has occurred with respect to a Participant: (A) the Participant’s confession to, pleas of nolo contendere to, or conviction of, a felony or other crime involving theft, fraud, embezzlement, or other crime involving dishonesty; (B) the Participant’s certification of materially inaccurate financial or other information pertaining to the Company with actual knowledge of such inaccuracies on your part; (C) the Participant’s material violation of the Company’s policies, code of conduct and/or directions of the Board or CEO, or any agreement relating to the nondisclosure of confidential information and trade secrets of the Company; (D) habitual and material negligence in the performance of the Participant’s duties; (E) the Participant’s material non-compliance with the his or her obligations to devote all of his or her working time to the Company’s business (other than approved vacations and other time off); (F) the Participant’s material failure to comply with a lawful directive of the Board or the CEO; (G) the Participant’s willful or deliberate misconduct or fraud in the performance of his or her duties for the Company that substantially injures or damages the Company; or (H) the Participant’s willful or deliberate failure to substantially perform his or her duties, except due to sickness, injury or disability.
(ii)In Connection with a Change in Control. During the 24-month period beginning on the date of a Change in Control, one of the following has occurred: (A) the Participant’s confession to, pleas of nolo contendere or conviction of, a felony or other crime involving theft, fraud, embezzlement, or other crime involving dishonesty; (B) the Participant’s willful or deliberate misconduct or fraud in the performance of his or her duties for the Company that substantially injures or damages the

Company; or (B) the Participant’s willful or deliberate failure to substantially perform his or her duties, except due to sickness, injury or disability.
(i)“Change in Control” shall mean the earliest to occur of the following:
(i)any “person,” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act (other than (1) Parent, or any of its subsidiaries, (2) any trustee or other fiduciary holding securities under a benefit plan of Parent or any of its subsidiaries, (3) any underwriter temporarily holding securities pursuant to an offering of such securities, or (4) any corporation owned, directly or indirectly, by the shareholders of Parent in substantially the same proportions as their ownership of Stock), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing both (A) more than ten percent (10%) of the shares of the Parent’s then outstanding voting securities, and (B) more than twenty percent (20%) of the combined voting power of the Parent’s then outstanding voting securities; provided, notwithstanding the foregoing, a Change in Control will not be deemed to occur under this subsection (i) unless and until the Board takes action to confirm that an event or transaction described in this subsection (i) has resulted in an actual change in control of the Parent, as determined by the Board in its sole discretion;
(ii)individuals who, as of the effective date of the plan, constitute the Board, and any new director (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Parent) whose election by the Board or nomination for election by Parent’s shareholders was approved by a vote of at least two- thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;
(iii)there is consummated a merger or consolidation of Parent or any direct or indirect subsidiary of Parent with any other corporation, other than (A) a merger or consolidation which would result in the “beneficial owners” (as hereinabove defined) of the securities of Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Parent, at least seventy-five percent (75%) of the combined voting power of the securities of Parent or such surviving entity outstanding immediately after such merger or consolidation, in substantially the same proportions as their ownership of the Company immediately prior to such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Parent (or similar transaction) in which no “person” (as hereinabove defined), directly or indirectly, acquires more than fifty percent (50%) of the combined voting power of Parent’s then outstanding securities (not including any securities acquired directly from Parent or its Affiliates); or
(iv)the shareholders of Parent approve a plan of complete liquidation or dissolution of Parent or there is consummated an agreement for the sale or disposition by Parent of all or substantially all of Parent’s assets (or any transaction having a similar effect), other than a sale or disposition by Parent of all or substantially all of Parent’s assets to an entity, at least seventy-five percent (75%) of the combined voting power of the voting securities of which are owned by shareholders of Parent in substantially the same proportions as their ownership of Parent immediately prior to such sale.
(j)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(k)“Executive Officer” shall mean an “executive officer” of Parent within the meaning of the Exchange Act.
(l)“Good Reason” shall mean, unless a Participant is (i) a party to a written employment agreement with the Company, or (ii) a participant in a severance plan of the Company, in either case which contains a definition of “good reason” or any other similar term or phrase, in which case “Good Reason” shall have the meaning set forth in such agreement or plan (as applicable), the following, as applicable:

(i)Unrelated to a Change in Control. Except during the 24-month period beginning on a Change in Control, the termination by the Participant of the Participant’s employment with the Company upon the occurrence of any one or more of the following events to the extent that there is, or would be if not corrected, a material negative change in the Participant’s employment relationship with the Company:
A.The Company’s material reduction in the Participant’s Base Salary or bonus opportunity; or
B.The relocation of the Participant’s office to any place beyond 25 miles from the Participant’s current office.
(ii)In Connection with a Change in Control. During the 24-month period beginning on a Change in Control, the termination by the Participant of the Participant’s employment with the Company upon the occurrence of any one or more of the following events to the extent that there is, or would be if not corrected, a material negative change in the Participant’s employment relationship with the Company:
A.The Company’s material reduction in the Participant’s Base Salary, bonus opportunity and/or equity award opportunity;
B.The Company’s material diminution in the authority, duties and responsibilities the Participant had immediately before the Change in Control;
C.The Company’s assignment to the Participant of duties and responsibilities significantly inconsistent with those the Participant had immediately before the Change in Control;
D.Relative to the Participant’s supervisor’s authority, duties or responsibilities immediately before a Change in Control, the Company’s material diminution in the authority, duties or responsibilities of the supervisor to whom the Participant is required to report (including, if the Participant was reporting directly to the Board, a requirement that the Participant report to a corporate officer or employee rather than reporting directly to the Board);
E.The Company’s material diminution in the budget over which the Participant retains authority; or
F.The relocation of the Participant’s office to any place beyond 25 miles from the Participant’s current office.
For Good Reason for the Participant to exist under subsection (i) or (ii) above, the Participant must give the Company notice of any event or condition that would constitute a basis for “Good Reason” within 90 days of the event or condition that would constitute a basis for “Good Reason;” and, upon the receipt of such notice, the Company will have 30 days to remedy such event or condition. If such event or condition is not remedied within such 30-day period, any termination of employment by the Participant for “Good Reason” must occur within 30 days after the period for remedying such condition or event has expired.
(m)"Normal Retirement” means the Participant’s voluntary termination of employment with the Company after the earlier of (i) his or her attaining age 65 and completing 5 years of continuous employment with the Company, or (ii) his or her attaining Rule of 80, which means the Participant’s combined age and years of continuous employment total at least 80; provided, a Participant will not have a “Normal Retirement” for purposes of the Plan, if the Administrative Committee determines that the Participant intends to compete post-employment with the Company.
(n)“Parent” shall mean Aflac Incorporated, a Georgia corporation, and its successors.
(o)“Participant” shall mean an officer or other employee of the Company who is, pursuant to Section 4 of the 2023 MIP, selected to participate herein.
(p)“Performance Goal” shall mean the criteria and objectives, determined by the Compensation Committee, which must be met during the applicable Performance Period as a condition of the Participant’s receipt of payment with respect to an Award. As determined by the Compensation

Committee, achievement of the Performance Goals may be measured (i) individually, alternatively or in any combination, (ii) with respect to Parent, a subsidiary, division, business unit or segment, product line, product, or any combination of the foregoing, (iii) on an absolute basis, or relative to a target, to growth levels, to a designated comparison group, to results in other periods, to an index, or to other external measures, and (iv) on an aggregate or per-share basis. Performance goals may also include such qualitative performance goals as the Compensation Committee, from time to time, shall establish. Performance goals may include a threshold level of performance below which no Award will be earned, levels of performance at which an Award will become partially earned, and a level at which an Award will be fully earned. Awards whose vesting or exercise is conditioned on the attainment of performance goals shall become vested only after the attainment of such performance goals has been certified by the Compensation Committee. The Compensation Committee may provide that the achievement of performance goals shall be determined without regard to the impact of any event or occurrence, which the Compensation Committee determines should be appropriately excluded, such as restructuring or subsidiary conversion charges, assessments by any state guaranty association or similar entity, or other nonrecurring charges, a change in accounting standards required by U.S. generally accepted accounting principles (“GAAP”), items of an unusual or infrequently recurring nature, changes in applicable laws or regulations, or by excluding all or a portion of the effect of translating foreign currency of business segments to U.S. dollars for financial reporting purposes
(q)“Performance Period” shall mean in respect of any Award, the Company’s fiscal year for which such Award is granted.
(r)“Qualifying Separation” means a Participant’s termination of employment that the Administrative Committee determines to be due to the Participant’s: (i) Normal Retirement; (ii) death; (iii) Disability; (iv) call to active duty with the U.S. armed services; or (v) involuntary termination by the Company due to a reduction in force or job elimination other than due to Cause.
(s)“Stock” shall mean shares of Common Stock, par value $.10 per share, of Parent.
(t)“Termination of Employment” shall mean that a Participant’s employment with the Company terminates.
2.Administration.
(a)Compensation Committee Authority. The 2023 MIP shall be administered by the Compensation Committee. The Compensation Committee shall have the authority in its sole discretion, subject to and not inconsistent with, the express provisions of the 2023 MIP, to administer the 2023 MIP and to exercise all the powers and authorities either specifically granted to it under the 2023 MIP or necessary or advisable in the administration of the 2023 MIP, including, without limitation, the authority to grant Awards; to determine the persons to whom, and the time or times at which, Awards shall be granted; to determine the duration of the Performance Period applicable to any Award; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to make adjustments to outstanding Awards on factors that it deems relevant; to certify whether the Performance Goals have been attained; to determine whether, to what extent, and under what circumstances an Award may be settled, canceled, forfeited, or surrendered; to construe and interpret the 2023 MIP and any Award; to prescribe, amend and rescind rules and regulations relating to the 2023 MIP; to determine the terms and provisions of Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of the 2023 MIP.
(b)Administrative Committee Authority. Notwithstanding the terms of subsection (a) above, the Compensation Committee has delegated to the Administrative Committee the authority to administer the 2023 MIP, with all of the authority provided for the Compensation Committee in subsection (a) above; provided, the Administrative Committee shall not have the authority to determine participation in, or to grant Awards under, the 2023 MIP or to determine whether the Performance Goals have been satisfied, but may administer and make adjustments in Awards pursuant to the terms of the 2023 MIP. No member of the Administrative Committee may participate in any decision or determination with respect to any Award granted to such member.
(c)Final and Binding Determinations and Interpretations. All decisions, determinations and interpretations of the Compensation Committee or the Administrative Committee in respect of the 2023 MIP shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the 2023 MIP from or through any Participant) and any shareholder.

(d)No Liability. No member of the Board or the Compensation Committee or the Administrative Committee shall be liable for any action taken or determination made in good faith with respect to the 2023 MIP or any Award granted hereunder.
3.Eligibility.
Unless otherwise determined by the Compensation Committee or expressly set forth in the terms of written agreement with the Company (e.g., an employment agreement or “offer letter”) providing for an alternative incentive payment, all officers of the Company shall become eligible to participate in the Plan upon becoming officers. Awards may be granted to officers and other employees of the Company in the sole discretion of the Compensation Committee. Subject to Section 4(b) below, in determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Compensation Committee shall take into account such factors as the Compensation Committee shall deem relevant in connection with accomplishing the purposes of the 2023 MIP.
4.Terms of Awards.
Awards granted pursuant to the 2023 MIP shall be evidenced by an Award Agreement in such form as the Compensation Committee shall approve from time to time.
(a)In General. With respect to each Performance Period, the Compensation Committee will establish the terms and conditions of each Award, including the Performance Goals applicable to the Award and the minimum levels of performance required for any bonus to be paid. Unless the Compensation Committee determines otherwise, the Award will specify a target bonus amount (stated as a percentage of salary or dollar amount) that will be paid if Performance Goals are met at target; a minimum level at which a specified minimum percentage of the target bonus will be paid, and a maximum level in which a specified maximum percentage of the target bonus will be paid. The Administrative Committee will provide each Participant with a statement identifying the Performance Objectives, the target, minimum and maximum levels, and other terms applicable to an Award. Unless otherwise provided by the Compensation Committee in connection with specified Terminations of Employment, or except as set forth in Section 5 hereof, payment in respect of Awards shall be made only if and to the extent the Compensation Committee determines the Performance Goals with respect to such Performance Period have been attained.
(b)Individual Limitations on Awards. No Participant shall be granted more than one Award for any Performance Period.
(c)Time and Form of Payment. Except as set forth in Section 5(a), all payments with respect of Awards granted under this 2023 MIP shall be made between January 1 and March 15 of the calendar year following the calendar year in which the Performance Period ends. All payments will be made in cash.
5.Effect of Change in Control and Employment Status Changes
(a)Change in Control. Unless (i) an employment agreement between the Company and the Participant or (ii) a severance plan of the Company in which the Participant is a participant provides otherwise, and notwithstanding any other provision of the 2023 MIP to the contrary, if, while any Awards remain outstanding under the 2023 MIP a Change in Control shall occur, and during the Performance Period in which such Change in Control occurs the Company shall cease to employ the Participant due to termination of employment other than by (i) the Company for Cause, (ii) the Participant without Good Reason, or (iii) due to the Participant’s death or Disability, then (A) any Performance Period outstanding at the time of such Change in Control shall be deemed to have been completed, (B) the target level of performance set forth under the respective Performance Goals shall be deemed to have been attained, and (C) a pro rata portion (based on the number of full and partial months that have elapsed with respect to each Performance Period) of each outstanding Award granted to each Participant for any outstanding Performance Period shall become payable in cash to each Participant upon the 60th day after the date of the Participant’s Termination of Employment. In the event of (i) a liquidation of the Parent, (ii) a reorganization, merger, or consolidation of the Parent as a result of which the outstanding common stock of the Parent is changed into or exchanged for cash or property or securities not of the Parent’s issue, (iii) a sale, exchange, or transfer of all or substantially all of the property of the Parent, or one of its business units, to another person or corporation,(iv) the direct or indirect acquisition of all or substantially all of the outstanding voting shares of the Parent by another person, corporation or other entity, or (v) any other Change in Control (any such event, a “Corporate Transaction”), the Board of Directors may, in its sole discretion, arrange with the surviving entity, continuing successor, or purchasing corporation or other entity or parent thereof, as the case may be (the “Acquiring Entity”), for the Acquiring Entity to assume the Parent’s rights and obligations under outstanding Awards or substitute Awards. To the extent the Acquiring Entity elects not to assume the Company’s rights and obligations under such outstanding Awards, then any Performance Period outstanding at the time of such Corporate Transaction shall be deemed to have been completed, the target level of performance set forth under the respective Performance Goals shall be deemed to have been attained, and a pro rata portion (based on the number of full and partial months that have elapsed with respect to each Performance Period) of each outstanding Award granted to each Participant for any outstanding Performance Period shall become payable in cash to each Participant upon the 60th day after the date of the Corporate Transaction.
(b)Termination of Employment.
(i)Qualifying Separation. Except as provided in Section 5(a) (payment upon a Change in Control), upon a Participant’s Qualifying Separation before the last day of a Performance Period but after the third month of the Performance Period, the Participant’s Award will remain outstanding through the last day of the Performance Period (as if such Participant had remained employed through that day); provided, the amount payable with respect to the Award will be prorated based on the number of days during the portion of the Performance Period ending on the date his employment ends; provided, the foregoing proration will not apply to the extent that the terms of the Award provide for an adjustment for partial periods of service or take into account only compensation actually paid during the Performance Period. Such amount will be paid following the end of the Performance Period in accordance with Section 4(c) of the Plan. Except as provided in Section 5(a) (payment upon a Change in Control), payment in respect of such Award will be made only to the extent that the applicable Performance Goals under the Award are attained; provided, the Participant’s individual performance will be deemed to be at target, while the Company’s actual performance will be applied.
(ii)Other Termination During Performance Period. Except as provided in Section 5(a) (payment upon a Change in Control) and 5(b)(i) (regarding Qualifying Separations), upon a Participant’s termination of employment with the Company before the last day of a Performance Period for any reason (whether voluntary or involuntary), any Award with respect to such Performance Period will be immediately cancelled, and no payment will be made with respect to such Award.
(iii)Termination After Performance Period. If a Participant terminates employment for any reason other than a Qualifying Separation on or after the last day of a Performance Period but prior to the date on which payment is made with respect to an Award in accordance with Section 4(c), the payment shall be reduced to 75% of the amount otherwise payable; provided, no payment shall be made if the Participant’s termination is due to Cause. The foregoing reduction shall not apply in the event the Participant’s termination of employment is due to a Qualifying Separation or is subject to Section 5(a) (payment upon a Change in Control).
(c)Other Employment Status Changes.
(i)Initial Eligibility. If an individual first becomes a Participant in the Plan after the beginning of a Performance Period (including an individual promoted to officer status or first employed during the Performance Period), then the Participant’s Award payout will be determined on a prorated basis based on the number of days during the Performance Period from the date the individual first becomes a Participant through the last day of the Performance Period; provided, the foregoing proration will not apply to the extent that the terms of an Award take into account only compensation actually paid during the period in which the individual is a Participant.
(ii)Promotion of a Participant. If a Participant who is a Participant for the entire Performance Period receives a promotion during a Performance Period, then except as provided in the subsection (c) below, the amount of the Participant’s Award payout will be determined (i) by applying the formula in the Award to base salary, and/or (ii) if determined appropriate by the Compensation Committee or the Administrative Committee in its sole discretion, by changing the Participant’s Award formula, but in either case only for the portion of the Performance Period commencing on the date such change is made and/or the formula change was adopted. The Award payout amount thereby will be determined on a prorated basis based (i) on the number of days from the first day of the Performance Period through the day before the first day such applicable change is made, and (ii) on the number of days from the first day such applicable change is made through the last day of the Performance Period.
(iii)Demotion to an Eligible Position. If a Participant is demoted during a Performance Period (but continues to be eligible to Participate in the Plan) and his or her base salary decreases during that period as a result of that demotion, the amount of the Participant’s Award payout will be determined based on either: (i) if the Compensation Committee or Administrative Committee does not change the Award formula in connection with the demotion, the Annual Base Salary paid and the Award formula in effect for the entire Performance Period; and (ii) if the Compensation Committee or Administrative Committee changes the Award formula in connection with the demotion, the total of (A) the Annual Base Salary paid and the Award formula in effect, during the Performance Period before such formula is changed, and (B) the Annual Base Salary paid and the Award formula in effect during the Performance Period after such formula is changed.
(iv)Eligibility for Other Incentive Plan. If a Participant incurs a change in position or other employment status that entitles him to participate in another annual incentive compensation plan of the Company, such Participant’s Award will remain outstanding through the last day of the Performance Period and will be paid following the end of the Performance Period, subject to the remaining provisions of this Policy; provided, the amount payable with respect to the Award will be prorated based on the number of days during the portion of the Performance Period ending on the date of such status change, and the Participant’s individual performance will be at target, while the Company’s actual performance will be applied. The foregoing proration will not be applied to result in double proration to the extent that the terms of the Award provide for an adjustment for partial periods of service or eligibility.
(v)Other Changes in Employment Status. In the case of any change in a Participant’s position, duties or responsibilities during a Performance Period, which is not addressed in the foregoing provisions of this Section 5, the Compensation Committee or Administrative Committee, in its sole discretion, may make appropriate changes to the Participant’s Award, including changes to the Performance Goals under the Award.
(vi)Other Agreements. Notwithstanding the foregoing paragraph or any other provision of this Plan, if a Participant is a party to a written agreement with the Company (e.g., an employment agreement, “offer letter” or severance plan of the Company in which the Participant is a participant) that provides for a guaranteed bonus for a stated period following the Participant’s employment, the terms of such agreement shall control.
6.General Provisions.
(a)Compliance with Legal Requirements. The 2023 MIP, the granting and payment of Awards, and the other obligations of the Company under the 2023 MIP and any Award Agreement or other agreement, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
(b)Nontransferability. Awards shall not be transferable by a Participant except by will or the laws of descent and distribution.
(c)No Right To Continued Employment. Nothing in the 2023 MIP, in any Award granted, or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company, to be entitled to any remuneration or benefits not set forth in the 2023 MIP or such Award Agreement or other agreement, or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.
(d)Withholding Taxes. The Company shall have the right to withhold the amount of any taxes that the Company may be required to withhold before delivery of payment of an Award to the Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory.
(e)Amendment, Termination and Duration of the 2023 MIP. The Board or the Compensation Committee may at any time and from time to time alter, amend, suspend, or terminate the 2023 MIP in whole or in part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant’s consent, under any Award theretofore granted under the 2023 MIP. The 2023 MIP (as it may be amended from time to time) shall remain in effect until terminated;

provided that all payments with respect to Awards previously granted under the 2023 MIP shall be paid out pursuant to the terms of the 2023 MIP.
(f)Participant Rights. No Participant shall have any claim to be granted any Award under the 2023 MIP, and there is no obligation for uniformity of treatment for Participants. Awards under the 2023 MIP shall be subject to any applicable policies of Parent, including without limitation any policies relating to the recoupment of compensation upon a restatement of financial results.
(g)Unfunded Status of Awards. The 2023 MIP is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the 2023 MIP or any Award shall give any such Participant any rights that are greater than those of an unsecured general creditor of the Company.
(h)Governing Laws. The 2023 MIP and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Georgia without giving effect to the conflict of laws principles thereof.
(i)Effective Date. The 2023 MIP shall take effect upon January 1, 2023, following its adoption by the Board.
(j)Beneficiary. A Participant may file with the Compensation Committee or its designee a written designation of a beneficiary on such form as may be prescribed by the Compensation Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the grantee’s beneficiary.
(k)Interpretation. The 2023 MIP is designed and intended to be exempt from Code Section 409A, and all provisions hereof shall be construed in a manner to so comply. In no event will any payment under the 2023 MIP be made later than March 15 of the calendar year that is the Performance Period.